Exhibit 99.1

Brekford Traffic Safety Announces Closing of Merger with KeyStone Solutions

Novume Solutions Begins Trading as NVMM, NVMMP, and NVMMW on OTCQX August 29, 2017

HANOVER, MD / ACCESSWIRE / August 29, 2017 / Brekford Traffic Safety, Inc. (formerly OTCQX: BFDI) ("Brekford"), a leading public safety technology service provider of fully integrated automated traffic safety enforcement ("ATSE") solutions, including speed and red-light enforcement cameras, and a comprehensive citation management software suite, today announced the closing of its merger to combine the businesses of Brekford and KeyStone Solutions, Inc. (formerly OTCQB: KEES) ("KeyStone"). Brekford and KeyStone have completed all obligations set forth in the Second Amended and Restated Agreement and Plan of Merger (the "Agreement") dated July 12, 2017. Under the Agreement, Brekford and Keystone each merged with separate wholly-owned subsidiaries of Novume Solutions, Inc. ("Novume") and, as a result, Brekford became a wholly-owned subsidiary of Novume.

Concurrently with the closing of the merger, the outstanding securities of Brekford and KeyStone were exchanged for securities of Novume and immediately after the merger KeyStone's stockholders and Brekford's stockholders hold approximately 80% and 20%, respectively, of Novume's outstanding common stock, par value $0.0001 per share, on a fully diluted basis.

As of August 29, 2017, Novume's common stock will be quoted on the OTCQX under the symbol "NVMM", its preferred stock will be quoted on the OTCQX under the symbol "NVMMP" and its warrants will be quoted on the OTCQX under the symbol "NVMMW". Please refer to Novume's August 29, 2017 press release for additional information regarding the merger, as well as investor contact information. For additional information regarding Novume's overall business, please refer to their website at www.novume.com.

"We are excited to have closed the merger, and we look forward to growing Brekford Traffic Safety's business model, both nationally and internationally, with the assistance and oversight of a seasoned group of professionals from the management team and board of directors of Novume," commented Rod Hillman, President and COO of Brekford.

"The establishment of Novume Solutions, and the associated merger with Brekford Traffic Safety, has required a significant amount of effort and focus by both sides over the past several months," said Novume's CEO Robert Berman. "We are pleased to now be able to move forward with our business plan consisting of both organic and strategic growth opportunities."

About Brekford Traffic Safety, Inc.

Brekford Traffic Safety provides state-of-the art automated traffic enforcement solutions to municipalities, and other public safety agencies in the United States, Canada, and Latin America. Its services include automated speed, red light, and distracted driving camera enforcement programs. Brekford's combination of automated traffic enforcement services with a longstanding background and foundation in public safety solutions offers a unique 360-degree solution for law enforcement agencies and municipalities.

Brekford invests heavily in research and development to deliver advanced traffic safety enforcement solutions and reliable service to its customers. Brekford’s range of technologies include its P2S Speed Enforcement System, Safety Zone SpeedAlert Radar Signs, BRAVA Red Light Enforcement System, and back office iP360 Violation Processing and Evidence Management Suite. We develop each solution to yield better results through innovative designs and manufacturing in the U.S., high quality engineering and components, flexible and easy-to-use tools, and proven chain of custody.

Brekford is headquartered in Hanover, Maryland. Additional information on Brekford can be accessed online at www.brekford.com.

About Novume Solutions, Inc.

Novume Solutions is a holding company of leading professional services firms. These firms aggregate highly-specialized, difficult-to-find talent and have the scale and systems to deploy that talent efficiently at the enterprise-level at a moment's notice. Novume Solutions is focused on the logistics of procuring-highly specialized human resources and delivering critical definitive knowledge to the right place at the right time. Whether we manage our client's workforce or provide them with the tools to manage their own success, they need exceptional people with distinctive experience. We do that.

Our subsidiaries have had a history of success dating as far back as 1983 and their clients include 87 of the top-100 federal contractors as well as numerous Fortune 100 companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of that term in Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipate," "expect," "project," "intend," "plan," "believe," "target," "aim," "should," and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Forward-looking statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current views concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management's plans and assumptions are not realized; a reduction in industry profit margin; requirements or changes affecting the business in which we are engaged; our ability to successfully implement new strategies; operating hazards; competition and the loss of key personnel; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; and the general volatility of the market prices of our securities and general economic conditions. Readers are referred to the documents filed by Brekford Traffic Safety, Inc. with the SEC, specifically Brekford's most recent reports filed on Form 10-K and Forms 10-Q, which further identify important risks, trends and uncertainties which could cause actual results to differ materially from the forward-looking statements in this press release. Brekford Traffic Safety, Inc. expressly disclaims any obligation to update any forward-looking statements.

Contacts

For Brekford Traffic Safety, Inc.
Rod Hillman, President and COO
investors@brekford.com

For Novume Solutions, Inc.
Carl Kumpf, Chief Financial Officer
info@novume.com

SOURCE: Brekford Corp.